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                                                                    EXHIBIT 10.3



[AETNA LOGO]                                           INTEROFFICE COMMUNICATION


To            William H. Donaldson

Date          May 31, 2000

Subject       Golden Parachute Excise Tax

         Pursuant to the letter agreement (the "AGREEMENT") provided to you by Aetna Inc. (together with any successor, "AETNA") as of the date hereof setting forth the terms of your employment with Aetna, the following provisions will apply with respect to the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") .

         1.  Initial Determinations by Accounting Firm.

         In the event a change in "the ownership or effective control" of Aetna or "the ownership of a substantial portion of the assets" of Aetna occurs or is expected to occur (in either case within the meaning of Section 280G of the Code) (a "CHANGE IN OWNERSHIP"), Aetna shall retain a national accounting firm selected by Aetna and reasonably acceptable to you (the "ACCOUNTING FIRM") to perform the calculations necessary under this memorandum. The Accounting Firm shall have discretion to retain an independent appraiser with adequate expertise (the "APPRAISER") to provide any valuations necessary for the Accounting Firm's calculations hereunder. Aetna shall pay all the fees and costs associated with the work performed by the Accounting Firm and any Appraiser retained by the Accounting Firm. If the Accounting Firm has performed services for any person, entity or group in connection with the Change in Ownership, you may select an alternative national accounting firm to be the Accounting Firm. If the Appraiser otherwise performs work for any of the entities involved in the Change in Ownership or their affiliates (or has performed work for any such entity within the three years preceding the calculations hereunder), then you may select an alternative appraiser of national stature with adequate expertise to be the Appraiser. The Accounting Firm shall provide promptly to both Aetna and you a written report setting forth the calculations required under this memorandum, together with a detail of all relevant supportive data, valuations and calculations. All determinations of the Accounting Firm and the Appraiser shall be binding on you and Aetna. When making the calculations required hereunder, you shall be deemed to pay:

         - Federal income taxes at the highest applicable marginal rate of Federal income taxation for the taxable year for which any such calculation is made, and

         - any applicable state and local income taxes at the highest applicable marginal rate of taxation for the taxable year for which any such calculation is made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.
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William H. Donaldson
May 31, 2000

         The Accounting Firm shall determine:

         (i) the aggregate amount of all payments, benefits and distributions provided by Aetna to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, plan or arrangement of Aetna or otherwise (other than any payment pursuant to this memorandum) which are in the nature of compensation and are contingent upon a Change in Ownership (valued pursuant to Section 280G of the Code) (collectively the "PAYMENTS"); and

         (ii) the maximum amount of the Payments you would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the "THRESHOLD AMOUNT") (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter collectively referred to as the "EXCISE TAX").

         2.  Gross-Up Payment.

         If the amount of the Payments exceeds the Threshold Amount, then Aetna shall pay to you an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by you of all taxes (including any interest and penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the Accounting Firm. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Aetna should have been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that Aetna exhausts its remedies as described below, and you are thereafter required to make a payment or an additional payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Aetna to you or for your benefit.

         3. Procedures With Respect to IRS Claims.

         You shall notify Aetna in writing of any claim by the Internal Revenue Service relating to any unpaid excise tax applicable to the Payments. Such notification shall be given as soon as practicable but no later than twenty business days after you know of such claim. You shall not pay such claim without Aetna's written consent prior to the expiration of the thirty day period following the date on which you give such notice to Aetna (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Aetna notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                  (A) give Aetna any information reasonably requested by Aetna relating to such claim,

                  (B) take such action in connection with contesting such claim as Aetna shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Aetna,
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William H. Donaldson
May 31, 2000

                  (C) cooperate with Aetna in good faith in order effectively to contest such claim, and

                  (D) permit Aetna to participate in any proceedings relating to such claim;

provided, however, that Aetna shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any and all taxes, including any Excise Tax, and including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing, Aetna shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Aetna shall determine; provided, however, that if Aetna directs you to pay such claim and sue for a refund, Aetna shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any and all taxes, including any Excise Tax, and including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Aetna's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         If after the receipt by you of an amount advanced by Aetna pursuant to the foregoing, you become entitled to receive any refund with respect to such claim, you shall (subject to Aetna's complying with the requirements above with respect to any contestation of an excise tax claim) promptly pay to Aetna the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by you of an amount advanced by Aetna hereunder, a determination is made that you shall not be entitled to any refund with respect to such claim and Aetna does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid hereunder. The forgiveness of such advance shall be considered part of the Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.
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William H. Donaldson
May 31, 2000



         The terms of this document shall not be amended, modified or curtailed without your written consent.




                                             /s/ Elease E. Wright
                                             Elease E. Wright,
                                             Senior Vice President,
                                             Human Resources



                                             /s/ Michael H. Jordan
                                             Michael H. Jordan,
                                             Chairman of the Committee
                                             on Compensation and Organization
                                             of the Board of Directors